Exhibit 3.324
Amended and Restated
Operating Agreement
of
Raleigh General Hospital, LLC
     This Amended and Restated Operating Agreement of Raleigh General Hospital, LLC, effective as of July 1, 2006 (this “Agreement”) is entered into by LifePoint WV Holdings, Inc., as the sole member (the “Member”).
     WHEREAS, the Member desires to amend and restate the original Operating Agreement; and
     NOW, THEREFORE, the Member hereby amends and restates the original Operating Agreement as follows:
     1. Name. The name of the limited liability company shall be Raleigh General Hospital, LLC (the “Company”).
     2. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by the Company is, carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the West Virginia Uniform Limited Liability Company Act (“Act”) and engaging in any and all activities necessary or incidental to the foregoing.
     3. Registered Office. The address of the registered office of the Company in the State of West Virginia is 707 Virginia Street, East, Charleston, West Virginia 25301.
     4. Registered Agent The name and address of the registered agent of the Company for service of process on the Company in the State of West Virginia is C T Corporation System, 707 Virginia Street, East, Charleston, West Virginia 25301.
     5. Member and Capital Contribution. The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company are set forth on Schedule A attached hereto and shall be listed on the books and records of the Company. The managers of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.
     The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.
     6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of West Virginia. The Member hereby designates the following persons to serve as managers in the capacity set forth after their names, each until such person’s successor shall have been duly appointed or until such person’s earlier resignation or removal:
Robert N. Klein, President
Michael J. Culotta, Chief Financial Officer
William M. Gracey, Chief Operations Officer
William E. Hoffman, Jr., Senior Vice President
R. Scott Raplee, Senior Vice President
Gary D. Willis, Senior Vice President
Donald J. Bivacca, Vice President
W. Vail Willis, Vice President
Christopher J. Monte, Vice President
Mary Kim E. Shipp, Secretary
     The managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act to one or more managers.
     7. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under the provisions of the Act.
     8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
     10. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
     11. Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.
     12. Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.
     13. Liability of Member and Managers. Neither the Member nor any manager shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
     14. Indemnification. The Company shall indemnify and hold harmless each manager and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.
     15. Certificates of Interest. Interest in the Company shall be represented by certificate(s) issued by the Company, shall be deemed “securities” pursuant to the provisions of the Act.
     16. Amendment. This Agreement may be amended from time to time with the consent of the Member.
     17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia.
     IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of July 1, 2006.

LifePoint WV Holdings, Inc.
By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Secretary